EXHIBIT 99.1

                                     ANNTAYLOR
                                     NEWS RELEASE
                                     142 West 57th Street, New York, NY  10019


          ANN TAYLOR ANNOUNCES OCTOBER 2003 SALES RESULTS
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            AND RAISES THIRD QUARTER EARNINGS GUIDANCE
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New York, New York, November 6, 2003 - AnnTaylor Stores Corporation (NYSE: ANN)
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announced today total net sales for the four week period ended November 1, 2003 increased 14.9 percent to $131,727,000 over total net sales of $114,658,000 for the four week period ended November 2, 2002. By division, net sales were

$70,811,000 for Ann Taylor and $51,140,000 for Ann Taylor Loft.



Comparable store sales for the period increased 3.9 percent compared to a comparable store sales increase of 0.2 percent for the same four-week period last year. By division, comparable store sales for fiscal October 2003 were down

0.2 percent for Ann Taylor compared to a 2.2 percent decrease last year, and up

14.1 percent for Ann Taylor Loft compared to a 4.5 percent increase last year.



For the third quarter of fiscal 2003, total net sales were $396,807,000, up 16.6 percent from $340,218,000 for the same period last year. By division, net sales for the third quarter were $207,077,000 for Ann Taylor and $157,023,000 for Ann

Taylor Loft. Comparable store sales for the third quarter of fiscal 2003 were up

6.2 percent, compared to a decrease of 1.1 percent for the third quarter of last year. By division, comparable store sales for the third quarter were up 1.9 percent for Ann Taylor compared to a 2.9 percent decrease last year, and up 13.4 percent for Ann Taylor Loft compared to a 1.7 percent increase last year.



Ann Taylor Chairman J. Patrick Spainhour said, "At Ann Taylor Loft, we continue to be excited with the outstanding sales performance seen across all product categories. For October, tops, suits, separates, shoes and fashion accessories all registered double-digit comparable store sales increases. We expect our positive sales momentum to continue throughout the Holiday season.



"Although Ann Taylor sales were somewhat less than expected, comparable store sales momentum built at the end of the month as more color and novelty arrived for the Holidays. We continue to expect to achieve positive fourth quarter sales results for the division."



Mr. Spainhour continued, "Due to the strength of our October gross margin, we are raising third quarter earnings guidance to the range of $0.62 - $0.63 from the range of $0.57 - $0.61 per share. We plan to release third quarter earnings results on November 12th, after the market close. For the fourth quarter we continue to expect earnings per share in the range of $0.41 - $0.43 and comparable store sales of 5 - 7 percent for Ann Taylor and Ann Taylor Loft."



Total inventory levels at the end of October, including inventory attributable to Ann Taylor Global Sourcing, were flat on a per square foot basis compared to last year. By division, inventory levels on a per square foot basis were up approximately 7 percent at Ann Taylor and down approximately 4 percent at Ann

Taylor Loft. Inventory levels at Ann Taylor were up due to higher in-transit inventory, while at Ann Taylor Loft, better product sell-through was responsible for the lower inventory levels.

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During October, the Company opened 11 new Ann Taylor Loft stores. The total store count at fiscal month end was 639, comprised of 355 Ann Taylor stores, 257

Ann Taylor Loft stores and 27 Ann Taylor Factory stores. Total store square footage at the end of fiscal October increased 9.7 percent over the year before.



For the fiscal year-to-date period ended November 1, 2003, the Company's net sales totaled $1,139,031,000, up 10.7 percent from $1,028,753,000 for the same period in fiscal 2002. By division, net sales for the fiscal year-to-date period were $624,441,000 for Ann Taylor and $416,954,000 for Ann Taylor Loft.

Comparable store sales for the fiscal year-to-date period increased 1.7 percent compared to a comparable store sales decrease of 0.4 percent for the same period last year. Comparable sales by division for the fiscal year-to-date period were down 0.6 percent for Ann Taylor compared to a 1.6 percent decrease last year,

and up 5.7 percent for Ann Taylor Loft compared to a 1.7 percent increase last year.



Ann Taylor is one of the country's leading women's specialty retailers,

operating 639 stores in 43 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com.
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For more information, please call (866) 214-2661 to listen to Ann Taylor Stores

Corporation's monthly sales recording. No access code is required.



FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.
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     Contact:

     Barry Erdos
     Chief Operating Officer
     (212) 541-3318

     Doreen Riely
     Director of Investor Relations
     (212) 541-3484